Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-208674, 333-116629, 333-109893, 333-159247, 333-198070, 333-176306, and 333-176305 on Form S-8, and Registration Nos. 333-194747, 333-172849, 333-150898, 333-148911, 333-132459, 333-118907, 333-115118, 333-111650 and 333-109887 on Form S-3, of our reports dated March 14, 2016 included in this Annual Report on Form 10-K of Galectin Therapeutics, Inc. and subsidiaries (the “Company”) relating to the consolidated balance sheet of the Company as of December 31, 2015, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity, and cash flows and the related financial statement schedules for the year then ended, and the effectiveness of internal control over financial reporting for the Company as of December 31, 2015.

/S/ CHERRY BEKAERT LLP

Atlanta, Georgia

March 14, 2016